Exhibit (d)(3)

Prudential Investments, LLC

Gateway Center Three, 4th floor

100 Mulberry Street

Newark, New Jersey 07102

August 1, 2013

The Board of Trustees

Prudential Investment Portfolios 5

Prudential Small Cap Value Fund

Gateway Center Three, 4th floor

100 Mulberry Street

Newark, New Jersey 07102

Re:	Cap on Fund Expenses: Prudential Small Cap Value Fund

To the Board of Trustees:

Effective August 1, 2013, Prudential Investments LLC (PI), as Investment Manager of Prudential Small Cap Value Fund, has contractually agreed to reimburse up to 15 basis points to the extent that the Fund’s annual operating expenses exceed 0.94% (exclusive of 12b-1 fees and certain other fees) of the Fund’s average net assets through November 30, 2014.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Scott E. Benjamin

Name:	Scott E. Benjamin

Title:	Executive Vice President